Exhibit 99.1
FOR IMMEDIATE RELEASE
MEDIA CONTACT: LAURA SOLL, PUBLIC RELATIONS (860) 688-4499 or (860) 833-4466 cell
Rockville Financial, Inc. Announces a 23% Increase in Net Income
for the Year 2007 and a Dividend Increase
Rockville, Conn., February 15, 2008 — Rockville Financial, Inc. (the “Company”) (NASDAQ Global Select Market “RCKB”), the parent of Rockville Bank, today reported financial results for the year ended December 31, 2007. On February 13, 2008, the Company’s Board of Directors approved a $0.05 per share dividend for the quarter ended December 31, 2007. This dividend, an increase of $0.01 from previously paid dividends, will be payable on March 3, 2008 to shareholders of record as of the close of business on February 25, 2008.
•	For the year ended December 31, 2007, the Company reported net income of $8.5 million, or $0.45 per diluted share, an increase of $1.6 million, or 23.2%, compared to $6.9 million, or $0.36 per diluted share, for the year ended December 31, 2006.
•	Net interest income was $38.3 million for the year ended December 31, 2007, an increase of $2.0 million or 5.5%, as compared to the year ended December 31, 2006. This increase is due to growth in interest income of $9.9 million, which was partially offset by growth in interest expense of $7.9 million. Average interest-earning assets increased by $125.3 million to $1.2 billion at December 31, 2007 from $1.1 billion at December 31, 2006. The Company’s net interest margin decreased 17 basis points to 3.13% for the year ended December 31, 2007 from 3.30% for the year ended December 31, 2006.
•	The provision for loan losses was $749,000 for the year ended December 31, 2007, a reduction of $932,000, or 55.4%, from the year ended December 31, 2006. During 2007 the Company had net recoveries of $44,000 compared to net charge-offs of $529,000 for 2006. The Company has never been active in subprime lending, which has contributed to our favorable loan loss experience. In addition loans secured by real estate represent 90.7% of the total loan portfolio.
•	The allowance for loan losses was $10.6 million, or 0.94% of the total loans, at December 31, 2007, as compared to $9.8 million and also 0.94% of the total loans at December 31, 2006. Total non-performing loans were 0.14% of total loans at both December 31, 2007 and December 31, 2006. Loan delinquencies over 60 days were $2.3 million at December 31, 2007, in increase of $964,000 from the $1.4 million of loan delinquencies at December 31, 2006.
•	Non-interest expenses for the year ended December 31, 2007 were $1.0 million higher than the prior year. This increase was primarily due to $1.8 million of higher salaries and benefits, excluding the stock incentive plan expenses. Various non-interest expenses increased by $655,000, which were offset by a $1.4 million reduction in stock incentive plan expenses for the year ended December 31, 2007 compared to year ended December 31, 2006. The increase in salaries and benefits is due to a $1.2 million increase in salaries primarily for expansion of branches and departments and a $532,000 increase in incentive payments.
•	Assets totaled $1.3 billion at December 31, 2007, an increase of $94.1 million or 7.6%, as compared to the prior year-end amount of $1.2 billion.
•	Net loans increased $83.0 million to $1.1 billion at December 31, 2007, an 8.0% increase, as compared to December 31, 2006.
•	Our investment portfolio totaled $136.4 million at December 31, 2007 and includes $97.1 million in mortgage-backed securities all of which were AAA rated and government agency guaranteed.
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Rockville Financial, Inc. Announces Year-End Results for 2007
and a Dividend Increase...Page 2
•	Total deposits increased $66.5 million to $951.0 million at December 31, 2007, a 7.5% increase, as compared to December 31, 2006.
Rockville Bank is a 20-branch community bank serving Tolland and Hartford counties in Connecticut. It provides a convenient banking lifestyle for Coventry, East Hartford, East Windsor, Ellington, Enfield, Glastonbury, Manchester, Rockville, Somers, South Glastonbury, South Windsor, Suffield, Vernon, seven days a week in Tolland, and four Big Y supermarket locations. A new full-service office is under construction in Colchester. For more information about Rockville Bank’s services and products, call (860) 291-3600 or visit www.rockvillebank.com.
This press release may contain statements or comments that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of the management of the Company and are subject to significant risks and uncertainties. These risks and uncertainties could cause the Company’s results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties are described herein and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the U.S. Securities and Exchange Commission (“SEC”) and available at the SEC’s Internet site (www.sec.gov), to which reference is hereby made.
Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “estimates,” “targeted” and similar expressions, and future or conditional verbs, such as “will,” “would,” “should,” “could” or “may,” are intended to identify forward-looking statements but are not the only means to identify these statements. Forward-looking statements involve risks and uncertainties. Actual conditions, events or results may differ materially from those contemplated by a forward-looking statement. Any forward-looking statements made by or on behalf of the Company in this press release speak only as of the date of this press release. The Company does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made. The reader should, however, consult any further disclosures of a forward-looking nature the Company may make in future filings.
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